Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
April 29, 2014	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Increased Earnings

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced earnings for the first quarter of 2014. Earnings for the first quarter of 2014 were $30.1 million or $0.48 per diluted share, an increase from earnings for the first quarter of 2013 of $21.6 million or $0.43 per diluted share.

United’s first quarter of 2014 results produced an annualized return on average assets of 1.14% and an annualized return on average equity of 8.57%. These returns compare favorably to the most recently reported average return on assets of 0.94% and average return on equity of 8.31% for the year of 2013 reported by United’s Federal Reserve peer group (bank holding companies with total assets over $10 billion). United’s annualized returns on average assets and average equity were 1.05% and 8.72%, respectively, for the first quarter of 2013.

On January 31, 2014, United completed its acquisition of Virginia Commerce Bancorp, Inc. (Virginia Commerce) of Arlington, Virginia. The results of operations of Virginia Commerce are included in the consolidated results of operations from the date of acquisition. As a result, comparisons for the first quarter of 2014 to the first quarter and fourth quarter of 2013 are impacted by increased levels of average balances, income, and expense due to the acquisition. At consummation, Virginia Commerce had assets of approximately $2.8 billion, loans of $2.1 billion, and deposits of $2.0 billion. In addition, as previously reported, United sold a former branch building during the first quarter of 2014 which resulted in a before-tax gain of $9.0 million.

Tax-equivalent net interest income for the first quarter of 2014 was $86.9 million, an increase of $18.6 million or 27% from the first quarter of 2013. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $2.1 billion or 29% from the first quarter of 2013. Average net loans increased $1.6 billion or 25% for the first quarter of 2014 while average investment securities increased $473.8 million or 64%. In addition, the average cost of funds declined 14 basis points from the first quarter of 2013. Partially offsetting the increases to tax-equivalent net interest income for the first quarter of 2014 was a decline of 15 basis points in the average yield on earning assets as compared to the first quarter of 2013. The net interest margin for the first quarter of 2014 was 3.70%, which was a decrease of 5 basis points from a net interest margin of 3.75% for the first quarter of 2013.

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April 29, 2014

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On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2014 increased $16.3 million or 23% from the fourth quarter of 2013 due mainly to an increase in average earning assets as a result of the Virginia Commerce merger. Average earning assets increased $1.8 billion or 24% from the fourth quarter of 2013 as average investment securities and average net loans increased $365.4 million or 43% and $1.4 billion or 21%, respectively, for the quarter. In addition, the average yield on earning assets increased 3 basis points while the average cost of funds declined 3 basis points from the fourth quarter of 2013. The net interest margin of 3.70% for the first quarter of 2014 was an increase of 4 basis points from the net interest margin of 3.66% for the fourth quarter of 2013.

For the quarters ended March 31, 2014 and 2013, the provision for loan losses was $4.7 million and $5.2 million, respectively. Net charge-offs were $4.5 million for the first quarter of 2014 as compared to $4.9 million for the first quarter of 2013. Annualized net charge-offs as a percentage of average loans were 0.23% for the first quarter of 2014 as compared to 0.45% for United’s Federal Reserve peer group for the year of 2013. On a linked-quarter basis, the provision for loans losses increased $336 thousand while net charge-offs decreased $177 thousand from the fourth quarter of 2013.

Noninterest income for the first quarter of 2014 was $26.5 million, which was an increase of $8.2 million from the first quarter of 2013. Included in noninterest income for the first quarter of 2014 was the previously mentioned net gain of $9.0 million on the sale of bank premises as well as noncash, before-tax, other-than-temporary impairment charges of $639 thousand on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $834 thousand on certain investment securities for the first quarter of 2013. In addition, net gains on sales and calls of investment securities were $824 thousand and $140 thousand for the first quarters of 2014 and 2013, respectively. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the first quarter of 2014 decreased $1.7 million or 9% from the first quarter of 2013. This decrease for the first quarter of 2014 was due primarily to decreases of $1.1 million in income from bank-owned insurance policies due to a death benefit in 2013 and $706 thousand in mortgage banking income due to decreased production and sales of mortgage loans in the secondary market.

On a linked-quarter basis, noninterest income for the first quarter of 2014 increased $14.5 million from the fourth quarter of 2013. Included in the results for the first quarter of 2014 was the net gain of $9.0 million on the sale of bank premises and noncash, before-tax, other-than-temporary impairment charges of $639 thousand. Included in the results for the fourth quarter of 2013 were noncash, before-tax, other-than-temporary impairment charges of $6.4 million. Excluding the results of the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income was flat from the fourth quarter of 2013, decreasing $114 thousand or less than 1% due primarily to a decrease of $513 thousand in fees from deposit services which was virtually offset by an increase of $352 thousand in income from trust and brokerage services due to increases in volume and the value of trust assets under management.

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April 29, 2014

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Noninterest expense for the first quarter of 2014 was $61.2 million, an increase of $12.9 million or 27% from the first quarter of 2013 due mainly to the Virginia Commerce merger. Accordingly, most major categories of noninterest expense showed increases. In particular, employee compensation increased $8.4 million including $3.6 million of merger severance charges, net occupancy expenses increased $1.2 million, data processing fees increased $506 thousand and merger expenses increased $687 thousand. These increases were due mainly to the additional employees, offices, equipment, data processing and other merger-related expenses as a result of the Virginia Commerce acquisition. In addition, other real estate owned (OREO) expense increased $843 thousand due to a decline in the fair values of OREO properties.

On a linked-quarter basis, noninterest expense for the first quarter of 2014 increased $13.2 million or 27% from the fourth quarter of 2013 generally due to additional operating and merger-related expenses from the Virginia Commerce acquisition. In particular, employee compensation expense increased $7.8 million which includes the merger severance charges, net occupancy expense increased $1.6 million, merger expenses increased $1.1 million and data processing fees increased $267 thousand mainly the result of the Virginia Commerce acquisition. In addition, OREO expense increased $807 thousand due to a decline in the fair values of OREO properties.

For the first quarter of 2014, income tax expense was $15.9 million as compared to $10.2 million for the first quarter of 2013, an increase of $5.7 million or 56% primarily due to higher earnings. In addition, United increased its current tax expense during the first quarter of 2014 by $685 thousand due to an adjustment in the deferred tax rate. On a linked-quarter basis, income tax expense was $9.3 million for the fourth quarter of 2013. United’s effective tax rate was approximately 34.5% for the first quarter of 2014 and 32.0% for the first and fourth quarters of 2013. Going forward, United expects its effective tax rate to be 33% on future earnings in 2014.

United’s asset quality continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.10% at March 31, 2014 compares favorably to the most recently reported percentage of 1.64% at December 31, 2013 for United’s Federal Reserve peer group. At March 31, 2014, nonperforming loans were $96.1 million, up from nonperforming loans of $81.1 million or 1.21% of loans, net of unearned income, at December 31, 2013. The increase was due mainly to four loans to one commercial customer totaling $10.1 million being 90-plus days delinquent at March 31, 2014. The loss potential on these loans has been properly evaluated and allocated within the company’s allowance for loan losses. As of March 31, 2014, the allowance for loan losses was $74.3 million or 0.85% of loans, net of unearned income, as compared to $74.2 million or 1.11% of loans, net of unearned income, at December 31, 2013. The decline in the ratio at March 31, 2014 of the allowance for loan losses as a percentage of loans, net of unearned income was because United was unable to carry-over Virginia Commerce’s previously established allowance for loan losses because acquired loans are recorded at fair value in accordance with accounting rules. Therefore, United recorded a downward fair value adjustment of approximately $90.4 million on the loans acquired from Virginia Commerce. Total nonperforming assets of $139.9 million, including OREO of $43.8 million at March 31, 2014, represented 1.18% of total assets.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.3% at March 31, 2014 while its estimated Tier I capital and leverage ratios are 12.4% and 11.6%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

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During the first quarter of 2014, United’s Board of Directors declared a cash dividend of $0.32 per share. The year of 2013 represented the 40th consecutive year of dividend increases for United shareholders. United is one of only two major banking companies in the USA to have achieved such a record.

United has consolidated assets of approximately $11.9 billion with 133 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2014 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2014 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, noninterest income excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

GAAP total non-interest income results are adjusted for other-than-temporary impairment charges (OTTI) on certain investment securities, net gains or losses on the sale of securities and any infrequent noninterest income items. Management believes noninterest income without OTTI charges, net securities gains or losses and infrequent noninterest income items is more indicative of United’s performance because it isolates income that is primarily customer relationship driven and is more indicative of normalized operations. In addition, these items can fluctuate greatly from quarter to quarter and are difficult to predict.

The efficiency ratio used by United focuses on the performance of its core business operations. It is used by management as a measure of operating expense control. In general, the GAAP efficiency ratio is total noninterest expenses as a percentage of net interest income plus total noninterest income as shown on the face of the Consolidated Statements of Income. In United’s calculation of its efficiency ratio, amortization of intangibles, OREO expense and any infrequent noninterest expenses are excluded from total noninterest expenses. Net interest income is increased for the favorable treatment of tax-exempt income and excludes securities gains and losses as well as any infrequent noninterest income items from total noninterest income. Management believes that excluding these items is more indicative of United’s normalized operations and is highly useful in comparing period-to-period core operating performance.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

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Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2014	March 31 2013	December 31 2013
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$96,772	$77,849	$79,111
Interest expense	9,862	9,503	8,453
Net interest income, taxable equivalent (non-GAAP)	86,910	68,346	70,658
Taxable equivalent adjustment	1,608	1,524	1,472
Net interest income (GAAP)	85,302	66,822	69,186
Provision for loan losses	4,679	5,187	4,343
Noninterest income	26,520	18,348	12,046
Noninterest expenses	61,159	48,249	47,977
Income taxes	15,860	10,155	9,252
Net income	$30,124	$21,579	$19,660

PER COMMON SHARE:
Net income:
Basic	$0.48	$0.43	$0.39
Diluted	0.48	0.43	0.39
Cash dividends	0.32	0.31	$0.32
Book value	23.40	19.87	20.66
Closing market price	$30.62	$26.61	$31.45
Common shares outstanding:
Actual at period end, net of treasury shares	69,055,157	50,337,922	50,430,267
Weighted average-basic	62,434,749	50,301,875	50,417,452
Weighted average-diluted	62,707,328	50,331,503	50,564,497

FINANCIAL RATIOS:
Return on average assets	1.14%	1.05%	0.91%
Return on average shareholders’ equity	8.57%	8.72%	7.57%
Average equity to average assets	13.30%	12.10%	12.01%
Net interest margin	3.70%	3.75%	3.66%

	March 31 2014	March 31 2013	December 31 2013
PERIOD END BALANCES:
Assets	$11,886,320	$8,313,828	$8,735,324
Earning assets	10,447,141	7,373,622	7,805,772
Loans, net of unearned income	8,768,326	6,466,762	6,704,583
Loans held for sale	3,565	7,041	4,236
Investment securities	1,366,581	750,215	889,342
Total deposits	8,581,908	6,682,712	6,621,571
Shareholders’ equity	1,616,123	1,000,249	1,041,732

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2014	March 2013	December 2013
Interest & Loan Fees Income (GAAP)	$95,164	$76,325	$77,639
Tax equivalent adjustment	1,608	1,524	1,472

Interest & Fees Income (FTE) (non-GAAP)	96,772	77,849	79,111
Interest Expense	9,862	9,503	8,453

Net Interest Income (FTE) (non-GAAP)	86,910	68,346	70,658

Provision for Loan Losses	4,679	5,187	4,343

Non-Interest Income:
Fees from trust & brokerage services	4,593	3,830	4,241
Fees from deposit services	9,559	9,624	10,072
Bankcard fees and merchant discounts	746	797	892
Other charges, commissions, and fees	427	561	461
Income from bank owned life insurance	1,251	2,389	1,076
Mortgage banking income	259	965	262
Net gain on the sale of bank premises	8,976	0	0
Other non-interest revenue	524	876	469
Net other-than-temporary impairment losses	(639)	(834)	(6,361)
Net gains on sales/calls of investment securities	824	140	934

Total Non-Interest Income	26,520	18,348	12,046

Non-Interest Expense:
Employee compensation	25,007	16,604	17,244
Employee benefits	5,624	5,993	5,460
Net occupancy	6,435	5,191	4,875
Data processing	3,237	2,731	2,970
Amortization of intangibles	809	534	450
OREO expense	2,113	1,270	1,306
FDIC expense	1,507	1,559	1,526
Other expenses	16,427	14,367	14,146

Total Non-Interest Expense	61,159	48,249	47,977

Income Before Income Taxes (FTE) (non-GAAP)	47,592	33,258	30,384

Tax equivalent adjustment	1,608	1,524	1,472

Income Before Income Taxes (GAAP)	45,984	31,734	28,912

Taxes	15,860	10,155	9,252

Net Income	$30,124	$21,579	$19,660

MEMO: Effective Tax Rate	34.49%	32.00%	32.00%

Note: Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities and the net gain on the sale of bank premises (non-GAAP):

Total Non-Interest Income (GAAP)	$26,520	$18,348	$12,046
Less: Net gain on the sale of bank premises (GAAP)	8,976	0	0
Less: Net other-than-temporary impairment losses (GAAP)	(639)	(834)	(6,361)
Less: Net gains on sales/calls of investment securities (GAAP)	824	140	934

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$17,359	$19,042	$17,473

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 31 2014 Q-T-D Average	March 31 2013 Q-T-D Average	March 31 2014	December 31 2013
Cash & Cash Equivalents	$441,948	$363,161	$579,367	$416,617

Securities Available for Sale	1,086,650	636,420	1,241,176	775,284
Securities Held to Maturity	40,809	43,317	40,756	40,965
Other Investment Securities	84,991	58,898	84,649	73,093

Total Securities	1,212,450	738,635	1,366,581	889,342

Total Cash and Securities	1,654,398	1,101,796	1,945,948	1,305,959

Loans Held for Sale	2,883	10,830	3,565	4,236

Commercial Loans	6,008,682	4,689,363	6,678,389	4,926,537
Mortgage Loans	1,716,117	1,482,234	1,764,868	1,460,327
Consumer Loans	337,165	296,939	338,090	326,735

Gross Loans	8,061,964	6,468,536	8,781,347	6,713,599

Unearned Income	(12,189)	(6,766)	(13,021)	(9,016)

Loans, Net of Unearned Income	8,049,775	6,461,770	8,768,326	6,704,583

Allowance for Loan Losses	(74,068)	(74,410)	(74,338)	(74,198)

Goodwill	606,983	375,583	709,290	375,547
Other Intangibles	23,233	9,852	24,472	8,138

Total Intangibles	630,216	385,435	733,762	383,685

Real Estate Owned	44,286	48,559	43,792	38,182
Other Assets	413,343	361,652	465,265	372,877

Total Assets	$10,720,833	$8,295,632	$11,886,320	$8,735,324

MEMO: Earning Assets	$9,483,433	$7,360,062	$10,447,141	$7,805,772

Interest-bearing Deposits	$5,696,698	$4,904,286	$6,224,720	$4,747,051
Noninterest-bearing Deposits	2,132,041	1,731,775	2,357,188	1,874,520

Total Deposits	7,828,739	6,636,061	8,581,908	6,621,571

Short-term Borrowings	606,476	313,360	728,904	430,754
Long-term Borrowings	809,580	284,883	884,277	575,697

Total Borrowings	1,416,056	598,243	1,613,181	1,006,451

Other Liabilities	49,717	57,475	75,108	65,570

Total Liabilities	9,294,512	7,291,779	10,270,197	7,693,592

Preferred Equity	—	—	—	—
Common Equity	1,426,321	1,003,853	1,616,123	1,041,732

Total Shareholders’ Equity	1,426,321	1,003,853	1,616,123	1,041,732

Total Liabilities & Equity	$10,720,833	$8,295,632	$11,886,320	$8,735,324

MEMO: Interest-bearing Liabilities	$7,112,754	$5,502,529	$7,837,901	$5,753,502

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Quarterly Share Data:	March 2014	March 2013	December 2013

Earnings Per Share:
Basic	$0.48	$0.43	$0.39
Diluted	$0.48	$0.43	$0.39

Common Dividend Declared Per Share	$0.32	$0.31	$0.32

High Common Stock Price	$32.08	$27.24	$32.71
Low Common Stock Price	$28.23	$24.80	$28.06

Average Shares Outstanding (Net of Treasury Stock):
Basic	62,434,749	50,301,875	50,417,452
Diluted	62,707,328	50,331,503	50,564,497

Memorandum Items:

Tax Applicable to Security Sales/Calls	$288	$49	$327

Common Dividends	$22,085	$15,605	$16,140

Dividend Payout Ratio	73.31%	72.32%	82.10%

EOP Share Data:	March 2014	March 2013	December 2013

Book Value Per Share	$23.40	$19.87	$20.66
Tangible Book Value Per Share (1)	$12.78	$12.22	$13.05

52-week High Common Stock Price	$32.71	$29.45	$32.71
Date	11/29/13	04/02/12	11/29/13
52-week Low Common Stock Price	$24.46	$22.54	$24.46
Date	05/01/13	08/02/12	05/01/13

EOP Shares Outstanding (Net of Treasury Stock):	69,055,157	50,337,922	50,430,267

Memorandum Items:

EOP Employees (full-time equivalent)	1,790	1,527	1,528

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,616,123	$1,000,249	$1,041,732
Less: Total Intangibles	(733,762)	(385,156)	(383,685)

Tangible Equity (non-GAAP)	$882,361	$615,093	$658,047
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,055,157	50,337,922	50,430,267
Tangible Book Value Per Share (non-GAAP)	$12.78	$12.22	$13.05

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2014	March 2013	December 2013
Selected Yields and Net Interest Margin:
Net Loans	4.50%	4.61%	4.42%
Investment Securities	2.59%	2.59%	2.70%
Money Market Investments/FFS	0.23%	0.23%	0.27%
Average Earning Assets Yield	4.13%	4.28%	4.10%
Interest-bearing Deposits	0.46%	0.58%	0.51%
Short-term Borrowings	0.24%	0.26%	0.27%
Long-term Borrowings	1.56%	3.31%	1.47%
Average Liability Costs	0.56%	0.70%	0.59%
Net Interest Spread	3.57%	3.58%	3.51%
Net Interest Margin	3.70%	3.75%	3.66%

Selected Financial Ratios:

Return on Average Common Equity	8.57%	8.72%	7.57%
Return on Average Assets	1.14%	1.05%	0.91%
Loan / Deposit Ratio	102.17%	96.77%	101.25%
Allowance for Loan Losses/ Loans, net of unearned income	0.85%	1.15%	1.11%
Allowance for Credit Losses (1)/ Loans, net of unearned income	0.87%	1.18%	1.14%
Nonaccrual Loans / Loans, net of unearned income	0.69%	1.14%	0.92%
90-Day Past Due Loans/ Loans, net of unearned income	0.32%	0.13%	0.16%
Non-performing Loans/ Loans, net of unearned income	1.10%	1.35%	1.21%
Non-performing Assets/ Total Assets	1.18%	1.64%	1.37%
Primary Capital Ratio	14.15%	12.83%	12.69%
Shareholders’ Equity Ratio	13.60%	12.03%	11.93%
Price / Book Ratio	1.31x	1.34x	1.52x
Price / Earnings Ratio	15.93x	15.52x	18.52x
Efficiency Ratio (non-GAAP)(2)	50.92%	52.21%	51.93%

Notes:
(1) Includes allowances for loan losses and lending-related commitments.
(2) The efficiency ratio used by United reflects certain adjustments from the GAAP based calculation as reconciled below:

Total Non-Interest Expense (GAAP)	61,159	48,249	47,977
Net Interest Income plus Total Non-Interest income (GAAP)	111,822	85,170	81,232
Efficiency Ratio (GAAP)	54.69%	56.65%	59.06%

Total Non-Interest Expense (GAAP)	61,159	48,249	47,977
Less: Amortization of intangibles (GAAP)	809	534	450
Less: OREO expense (GAAP)	2,113	1,270	1,306
Less: Merger related expenses and charges (non-GAAP)	5,148	824	455

Total Non-Interest Expense (non-GAAP)	53,089	45,621	45,766

Net Interest Income plus Total Non-Interest income (GAAP)	111,822	85,170	81,232
Plus: Tax equivalent adjustment (non-GAAP)	1,608	1,524	1,472
Less: Net gain on the sale of bank premises (GAAP)	8,976	0	0
Less: Net other-than-temporary impairment losses (GAAP)	(639)	(834)	(6,361)
Less: Net gains on sales/calls of investment securities (GAAP)	824	140	934

Net Interest Income plus Total Non-Interest income (non-GAAP)	104,269	87,388	88,131
Efficiency Ratio (non-GAAP)	50.92%	52.21%	51.93%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Asset Quality Data:	March 2014	March 2013	December 2013

EOP Non-Accrual Loans	$60,207	$73,811	$61,928
EOP 90-Day Past Due Loans	27,812	8,301	11,044
EOP Restructured Loans (2)	8,106	5,309	8,157

Total EOP Non-performing Loans	$96,125	$87,421	$81,129

EOP Other Real Estate & Assets Owned	43,792	48,850	38,182

Total EOP Non-performing Assets	$139,917	$136,271	$119,311

	Three Months Ended
Allowance for Credit Losses:(1)	March 2014	March 2013	December 2013
Beginning Balance	$76,341	$75,557	$76,767
Provision for Credit Losses (3)	4,662	5,416	4,290

	81,003	80,973	81,057
Gross Charge-offs	(5,348)	(5,184)	(5,362)
Recoveries	809	254	646

Net Charge-offs	(4,539)	(4,930)	(4,716)

Ending Balance	$76,464	$76,043	$76,341

Notes:	(1)	Includes allowances for loan losses and lending-related commitments.
	(2)

Restructured loans with an aggregate balance of $844, $375 and $861 at March 31, 2014, March 31, 2013 and December 31, 2013, respectively, were on nonaccrual status, but are not included in the “EOP Non-Accrual Loans.”

	(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.